Exhibit (n)(1)

                          FORM OF AMENDED AND RESTATED
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

                                       FOR

                      PILGRIM FINANCIAL SERVICES FUND, INC.

     WHEREAS, Pilgrim Financial Services Fund, Inc. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, shares of common stock of the Company currently consist of one series, the Pilgrim Financial Services Fund (the "Fund"); and

     WHEREAS, the Company, on behalf of the Fund, has adopted a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to the Fund; and

     WHEREAS, the Fund desires to amend the Plan to add new classes of shares, Class C and Class Q, to the Plan; and

     WHEREAS, pursuant to an Underwriting Agreement dated September 1, 2000, the Fund employs ING Pilgrim Securities, Inc. ("PSI") as distributor of the securities of which it is the issuer.

     NOW, THEREFORE, the Fund hereby adopts the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

     1. FEATURES OF THE CLASSES. The Fund issues its shares of common stock in four classes: "Class A Shares," "Class B Shares," "Class C Shares," and "Class Q Shares". Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class B, Class C, and Class Q shares shall have the features described in Sections 2, 5 and 6 below.

     2. SALES CHARGE STRUCTURE.

          (a) CLASS A SHARES. Class A shares of the Fund shall be offered at the then-current net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in the Fund's current prospectus or prospectus supplement and shall be subject to reductions for larger purchases and such waivers or reductions as are determined or approved by the Board of Directors. There is no initial front-end sales charge on purchases of an amount as disclosed in the prospectus. Class A shares generally shall not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed when shares are redeemed within one or two years of purchase and/or in such other cases as is disclosed in the Fund's current prospectus or supplement thereto subject to the supervision of the Board of Directors.

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          (b) CLASS B SHARES. Class B shares of the Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. A contingent deferred sales charge in such amount as is described in the Fund's current prospectus or prospectus supplement shall be imposed on Class B shares, subject to such waivers or reductions as are described in the Fund's prospectus or supplement thereto, subject to the supervision of the Fund's Board of Directors.

          (c) CLASS C SHARES. Class C shares of the Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. A contingent deferred sales charge in such amount as is described in the Fund's current prospectus or prospectus supplement shall be imposed on Class C shares, subject to such waivers or reductions as are described in the Fund's prospectus or supplement thereto, subject to the supervision of the Fund's Board of Directors.

          (d) CLASS Q SHARES. Class Q shares of the Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. Class Q shares shall not be subject to a contingent deferred sales charge.

     3. SERVICE AND DISTRIBUTION PLANS. Each class of shares of the Fund has adopted a Rule 12b-1 plan each with the following terms:

          (a) CLASS A SHARES. Class A shares of the Fund may pay PSI monthly a fee at an annual rate of 0.35% of the average daily net assets of the Fund's Class A shares for distribution or service activities (each as defined in paragraph (e), below), as designated by PSI. PSI, on behalf of Class A shares of the Fund, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class A shares for distribution and service activities (as defined in paragraph (e), below) rendered to Class A Shareholders.

          (b) CLASS B SHARES. Class B shares of the Fund may pay PSI monthly a fee at the annual rate of 1.00% of the average daily net assets of the Fund's Class B shares for distribution or service activities (as defined in paragraph
(e), below), as designated by PSI. PSI, on behalf of Class B shares of the Fund, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class B shares for distribution and service activities (as defined in paragraph (e), below) rendered to Class B shareholders.

          (c) CLASS C SHARES. Class C shares of the Fund may pay PSI monthly a fee at the annual rate of 1.00% of the average daily net assets of the Fund's Class C shares for distribution or service activities (as defined in paragraph
(e), below), as designated by PSI. PSI, on behalf of Class C shares of the Fund, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class C shares for distribution and service activities (as defined in paragraph (e), below) rendered to Class C shareholders.

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          (d) CLASS Q SHARES. Class Q shares of the Fund may pay PSI monthly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class Q shares for service activities (as defined in paragraph (e), below) as designated by PSI. PSI, on behalf of Class Q shares, may pay Authorized Dealers quarterly a fee at the annual rate of 0.25% of the average daily net assets of the Fund's Class Q shares for service activities (as defined in paragraph (e), below) rendered to Class Q shareholders.

          (e) Distribution and Service Activities.

               (i) As used herein, the term "distribution services" shall include services rendered by PSI as distributor of the shares of the Fund in connection with any activities or expenses primarily intended to result in the sale of shares of the Fund, including, but not limited to, compensation to registered representatives or other employees of PSI to other broker-dealers that have entered into an Authorized Dealer Agreement with PSI, compensation to and expenses of employees of PSI who engage in or support distribution of the Fund's shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

               (ii) As used herein, the term "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in the Fund, excluding transfer agent and subtransfer agent services for beneficial owners of shares of the Fund, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing subaccounting services for Fund shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the National Association of Securities Dealers Inc. ("NASD") adopts a definition of "service fee" for purposes of Rule 2830 of the Conduct Rules of the NASD that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the Board of Directors, to conform to such NASD definition. Overhead and other expenses of PSI related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

     4. COMPLIANCE STANDARDS. The Fund desires that investors in the Fund select the sales financing method that best suits his or her particular financial situation. In this connection, PSI has established standards which govern sales of shares of the Fund in order to assist investors in making investment decisions and to help ensure proper supervision of purchase recommendations. PSI is requested to share these standards with authorized dealers wherever possible and practicable.

     5. ALLOCATION OF INCOME AND EXPENSES. (a) The gross income of the Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses

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include expenses incurred by the Fund (for example, fees of Directors, auditors and legal counsel, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) not attributable to any particular class of the Fund's shares ("Fund Expenses").

          (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a 12b-1 plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended.

     Therefore, expenses of the Fund shall be apportioned to each class of shares depending on the nature of the expense item. Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Fund in light of the requirements of the Act and the Internal Revenue Code of 1986, as amended.

     6. EXCHANGE PRIVILEGES. Shares of one class of the Fund may be exchanged for shares of that same class of any other Pilgrim Fund without payment of any additional front-end sales charge, except as provided below, and except that an contingent deferred sales charge ("CDSC") that was applicable to the original Pilgrim Fund being held by the shareholder shall continue to apply to the investment in the Pilgrim Fund into which the shareholder has exchanged. If a shareholder exchanges into Pilgrim Senior Income Fund and subsequently offers his common shares for repurchase by that Fund, the CDSC will apply from the original Pilgrim Fund from which he or she exchanged. A sales charge, equal to

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the excess, if any, of the sales charge rate applicable to the shares being acquired over the sales charge rate previously paid, may be assessed on exchanges from the Fund. If a shareholder exchanges and subsequently redeems his or her shares, any applicable CDSC will be based on the full period of the share ownership.

     7. CONVERSION FEATURES. A shareholder's Class B shares will automatically convert to Class A shares in the Fund on the first business day of the month in which the eighth anniversary of the issuance of the Class B shares occurs, together with a pro rata portion of all Class B shares representing dividends and other distributions paid in additional Class B shares. The Class B shares so converted will no longer be subject to the higher expenses borne by Class B shares. The conversion will be effected at the relative net asset values per share of the two Classes.

     8. QUARTERLY AND ANNUAL REPORTS. The Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Directors in the exercise of their fiduciary duties.

     9. ACCOUNTING METHODOLOGY. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the classes:

          (1) On a daily basis, a fund accountant shall calculate the Plan Fee to be charged to each 12b-1 class of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

          (2) The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

          (3) The fund accountant shall allocate income and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses. These calculations shall be based on net asset values at the beginning of the day.

          (4) The fund accountant shall then complete a worksheet, developed for purposes of complying with this Section of this Plan, using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs (1) and (2) above.

          (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

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     10. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by the investment manager to the Fund, by the Fund's underwriter or any other provider of services to the Fund without the prior approval of the Fund's Board of Directors.

     11. EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Fund and
(b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     12. MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 11 hereof.

     13. LIMITATION OF LIABILITY. The Directors of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and PSI or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund in settlement of such right or claim, and not to such Directors or shareholders.


Date:  May 9, 2001

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